Exhibit 99.1

5000 Philadelphia Way • Lanham • Maryland • 20706-4417 • U.S.A.

Telephone: 301.731.4233 • Fax: 301.731.9606 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

CONTACT:

Tory Harris

Investor Relations

Integral Systems

Tel: 301-731-4233 x1109

Email: info@integ.com

Web: www.integ.com

INTEGRAL ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

WILLIAM M. BAMBARGER, JR.

Company also Confirms Cessation of its Strategic Alternative Review Process

Lanham, MD, September 25, 2007 – Integral Systems, Inc. (the “Company”) (NASDAQ-ISYS) today announced that the Board of Directors has named William M. Bambarger, Jr., as the Company’s new Chief Financial Officer, effective September 25, 2007. Mr. Bambarger replaces William R. Lewis, who is resigning from his position as interim Chief Financial Officer, effective September 25, 2007. Mr. Lewis will continue on an interim basis with the Company, retaining his position of Treasurer.

Mr. Bambarger joins the Company from EnergySolutions, LLC (formerly Duratek Inc.), where he served as Senior Vice President, Corporate Controller and Chief Accounting Officer. Mr. Bambarger joined Duratek Inc. (“Duratek”) in 2001 and remained with Duratek following its acquisition by EnergySolutions, LLC (“EnergySolutions”) in 2006. Mr. Bambarger led EnergySolutions’ accounting, financial systems and personnel through its integration process and subsequent acquisitions. In addition, he led EnergySolutions’ budgeting and forecasting operations and its compliance efforts. Prior to joining Duratek, Mr. Bambarger served as Director of Corporate Accounting for McCormick and Company from 2000 to 2001. Mr. Bambarger held various financial leadership positions including; Senior Vice President and Chief Financial Officer of RWD Technologies from 1992 to 2000. Mr. Bambarger holds a bachelor’s degree in accounting from the University of Baltimore and is a CPA.

Cessation of strategic alternative review process

As previously stated the Company confirms it is no longer actively seeking an acquirer or otherwise actively engaged in the strategic alternative review process commenced by the Company in 2006.

About Integral Systems

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported over 205 different satellite missions for communications, science, meteorological, and earth resource applications. Integral Systems was the first company to offer an integrated suite of COTS (Commercial

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Off-the-Shelf) software products for satellite command and control: the EPOCH IPS product line. EPOCH IPS has become the world market leader in commercial applications with successful installations on five continents.

Through its wholly-owned subsidiary, SAT Corporation, Integral Systems provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc., subsidiary, Integral Systems also provides software for equipment monitoring and control to satellite operators and telecommunications firms. Integral Systems’ RT Logic subsidiary builds telemetry processing systems for military applications, including tracking stations, control centers, and range operations. Integral Systems’ Lumistar, Inc., subsidiary provides system- and board-level telemetry acquisition products. Integral Systems has approximately 470 employees working at its headquarters in Lanham, MD, and at other locations in the U.S. and Europe. For more information, visit http://www.integ.com.

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